UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2010

Echo Metrix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31590	11-3621755
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6800 Jericho Turnpike, Suite 208E, Syosset, New York	11791
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (516) 802-0223

With Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006

N/A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01. Entry into a Material Definite Agreement.

On July 29, 2010, Echo Metrix, Inc. (the “Company”) entered into Amendment No. 4 (“Amendment No. 4”) to the Series B Convertible Preferred Stock Purchase Agreement, dated July 29, 2009, as amended by Amendment No. 1 to the Series B Convertible Preferred Stock Purchase Agreement, dated September 4, 2009, Amendment No. 2 to the Series B Convertible Preferred Stock Purchase Agreement, dated March 4, 2010, and Amendment No. 3 to the Series B Convertible Preferred Stock Purchase Agreement, dated May 28, 2010 (as amended, the “Purchase Agreement”), with Rock Island Capital, LLC (the “Purchaser”).

Pursuant to Amendment No. 4:

•
Section 8.1 of the Purchase Agreement was amended such that, in the event the Purchaser shall fail to timely make any tranche payment, the Company may (from and after any applicable cure period) terminate the Purchase Agreement, provided however, that the Company shall retain the portion of the Purchase Price (as defined in the Purchase Agreement) paid and shall immediately issue Purchaser the Purchase Shares (as defined in the Purchase Agreement) in a pro rata amount equal to the value of the amount paid. The Company shall have no right to pursue any other remedy against Purchaser for failure to timely make any tranche payment.

•
Paragraph 12 (titled “Termination”) of Amendment No. 2 to the Series B Convertible Preferred Stock Purchase Agreement dated March 4, 2010 (which provided that the Purchaser could terminate the Purchase Agreement upon 10 days’ written notice, in which event the Purchaser would not be obligated to make any additional purchases under the Purchase Agreement, except for a final purchase for $300,000) was deleted in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 2nd day of August, 2010		Echo Metrix, Inc.

	By:	/s/ Erica Zalbert
Erica Zalbert
Chief Financial Officer